Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Gatos Silver, Inc.:

We consent to the use of our report dated March 29, 2021, with respect to the consolidated financial statements of Gatos Silver, Inc., incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado
November 15, 2021

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